Exhibit 99.1

Contact:

Curtis Garner

Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports First Quarter Results

ONEONTA, Alabama (May 5, 2005) – Otelco Inc. (AMEX: OTT; TSE: OTT.un), the sole wireline telephone services provider in several rural communities in Alabama and Missouri, today announced results for its first quarter ended March 31, 2005.  The Company’s quarterly results reflect the first full quarter of operations under its new capital structure and its acquisition of Mid-Missouri Holding Corp. in December 2004. Key quarterly highlights for Otelco include:

•                  Total revenues were $12.0 million.

•                  Operating income was $4.8 million.

•                  Net income was $0.8 million.

•                  Net income per basic and diluted share was $0.09 and $0.06 respectively.

“We were pleased with our first quarter results,” said Mike Weaver, President and Chief Executive Officer of Otelco.  “Our business plan is on track for the year and the integration of Mid-Missouri into the Otelco family is progressing well.”

“We were particularly pleased that the number of access line equivalents (access lines, cable modems and digital subscriber lines) increased at an annual rate of 5%. In addition, our long distance and cable television subscribers increased at an annual rate of 12% and 6% respectively. Our high-speed Internet customers continued to grow steadily from 3,488 customers at December 31, 2004 to 4,014 at March 31, 2005. We expect continued revenue growth in this area of our business,” added Weaver.

 “We remain very focused on executing our business plan and generating cash flows, allowing us to return cash back to our shareholders.  On March 30, 2005, Otelco paid $4.3 million to its IDS holders.  This represented our first quarterly distribution payment of interest and dividends of approximately $0.420 per Income Deposit Security (IDS) plus the stub interest period for the end of December 2004.”

Distribution to IDS Holders

Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting. For the second quarter of 2005, the Board is meeting on May 12, 2005. The scheduled interest and any dividend declared will be paid on June 30, 2005 to holders of record as of the close of business on June 15, 2005. The interest payment covers the period from March 30, 2005 through June 29, 2005.

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First Quarter 2005 Financial Summary

(dollars in thousands, except per share amounts)

			Change
	1Q 2004	1Q 2005	Amount	Percent

Revenue	$9,127	$12,027	$2,900	31.8%
Operating income	$3,974	$4,793	$820	20.6%
Interest expense	$(838)	$(3,978)	$(3,140)	(374.7)%
Net income available to stockholders	$2,057	$829	$(1,228)	(59.7)%
Basic net income per share	$0.26	$0.09	$(0.17)	(65.4)%
Diluted net income per share	$0.24	$0.06	$(0.18)	(75.0)%

Adjusted EBITDA(a)	$6,034	$7,463	$1,429	23.7%
Capital expenditures	$952	$1,134	$182	19.1%

Reconciliation of Adjusted EBITDA to Net Income

		Three months ended March 31
		2004	2005
Adjusted EBITDA
Net Income		$2,057	$829
Add:	Depreciation	1,454	1,921
	Interest Expense	838	3,978
	Income Tax Expense	1,127	427
	Non Cash Compensation-Stock Options	459	—
	Accretion Expense	—	111
	Change in Fair Value of Derivative Liability	—	(278)
	Loan Fees	—	31
	Amortization - Loan Cost	35	329
	Amortization - Intangibles	64	115

Adjusted EBITDA		$6,034	$7,463

(a)  Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.  Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP).  While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage.  The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Key Operating Statistics

	Fourth Quarter	First Quarter
	2004	2005	% Change
Access line equivalents (1)
Residential access lines	25,237	25,314	0.3%
Business access lines	8,414	8,310	(1.2)%
High-speed lines	3,488	4,014	15.1%
Total access line equivalents	37,139	37,638	1.3%

Long distance customers	13,641	14,039	2.9%
Cable television customers	3,959	4,023	1.6%
Dial-up internet customers	15,348	14,693	(4.3)%
Average monthly revenue per access line (2)	$105.88	$112.66	6.4%

(1) We define access line equivalents as access lines, cable modems, and digital subscriber lines.

(2) We calculate average monthly revenue per access line as equal to (A) our average revenues for the period within our telephone territory divided by (B) the average of the access lines on the first and the last day of the period.

FINANCIAL DISCUSSION FOR FIRST QUARTER 2005

Revenue

Total revenues grew 31.8% in the first three months of 2005 to $12.0 million from $9.1 million in the first three months of 2004. The growth in revenue was primarily driven by the acquisition of Mid-Missouri. Local service revenue in the first three months of 2005 grew 6.6% to $3.6 million from $3.4 million in the first three months of 2004.  Access lines increased 4,092 primarily from the acquisition of Mid-Missouri, partially offset by increased penetration of the Company’s high-speed Internet service which resulted in the loss of some second access lines used by customers for dial-up Internet access.  Network access revenue in the first three months of 2005 grew 39.3% to $5.7 million from $4.1 million in the first three months of 2004.  Long distance and other telephone services revenue in the first three months of 2005 increased 15.6% to $0.8 million from $0.7 million in the first three months of 2004.  Cable television revenue in the first three months of 2005 increased 13.2% to $0.5 million from $0.4 million in the first three months of 2004.  Internet revenue in the first three months of 2005 increased 186% to $1.4 million from $0.5 million in the first three months of 2004.  This increase included the addition of almost 1,300 new high-speed Internet customers in Alabama in addition to the acquisition of Mid-Missouri.

Operating Expenses

Operating expenses in the first three months of 2005 increased 40.4% to $7.2 million from $5.2 million the first three months of 2004.  The increase was primarily attributable to the purchase of Mid-Missouri, amortization of loan costs associated with our initial public offering, and public company costs.  Cost of services increased 55.2% to $3.1 million in the first three months of 2005 from $2.0 million in the first three months of 2004.  Selling, general and administrative expenses increased 11.2% to $1.8 million in the first three months of 2005 from $1.6 million in the first three months of 2004.  Public company costs in the period were higher than the elimination of management fees paid to a related party in the previous year.  Depreciation and amortization increased 52.2% to $2.4 million in the first three months of 2005 from $1.6 million in the first three months of 2004.

Interest Expense

Interest expense increased 374.8% to $4.0 million in the first three months of 2005 from $0.8 million in the first three months of 2004.  The new credit facility and the senior subordinated notes replaced existing variable rate term debt.

Adjusted EBITDA

Adjusted EBITDA for the quarter was $7.5 million, an increase of 23.7% from $6.0 million in the first quarter of 2004.  See financial tables for a reconciliation of Adjusted EBITDA to net income.

First Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Friday, May 6, 2005, at 11:00 a.m. ET.  To participate in the call, dial 913-981-5532 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company’s Web site at http://www3.otelco.net/index.html or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, a replay will be available for 30 days and may be accessed by calling 719-457-0820 and using the passcode 4323724.  An audio archive will be available, shortly after the call, on the Company’s website at http://www3.otelco.net/index.html or www.earnings.com for approximately 30 days.

ABOUT OTELCO

Otelco Inc., headquartered in Oneonta, Alabama, is the sole wireline telephone services provider in several rural communities in Alabama and Missouri. The Company’s services include local telephone, network access, long distance, high-speed and dial-up Internet access, cable television and other telephone related services. With more than 36,000 access lines, cable modems and digital subscriber lines, which are collectively referred to as access line equivalents, Otelco is among the top 50 largest local exchange carriers in the United States based on number of access line equivalents. Otelco operates five incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s.  For more information, visit the Company’s web site at www.otelco.net.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

OTELCO, INC.

Consolidated Balance Sheets

	As of December 31, 2004	As of March 31, 2005
		(unaudited)
Assets
Current Assets
Cash and cash equivalents	$5,406,074	$4,773,075
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $160,270 and $170,515 respectively	1,179,074	1,067,556
Unbilled revenue	1,884,405	1,857,272
Other	1,522,945	1,357,974
Materials and supplies	1,039,910	1,122,232
Prepaid expenses	537,784	505,729
Deferred income taxes	652,624	652,625
Total current assets	12,223,288	11,336,463

Property and equipment, net	48,195,568	47,414,865
Goodwill	119,714,094	119,714,094
Intangible assets, net	2,050,943	1,935,227
Investments	1,298,852	1,253,696
Deferred financing costs	8,020,743	7,722,543
Interest rate cap	4,723,135	5,505,170
Total assets	$196,226,623	$194,882,058

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,690,351	$1,593,341
Accrued expenses	1,862,604	1,797,669
Advanced billings and payments	1,141,013	1,187,583
Customer deposits	220,209	234,379
Current portion of long-term notes payable	—	—
Total current liabilities	5,914,177	4,812,972

Deferred income taxes	13,053,226	13,053,226
Other liabilities	196,644	193,514
Total deferred tax and other liabilities	13,249,870	13,246,740

Long-term notes payable, net of current portion	161,075,498	161,075,498
Derivative liability	2,788,716	2,510,933
Class B common convertible to senior subordinated notes	3,212,528	3,323,260

Stockholders’ equity
Class A Common stock, $.01 par value-authorized 20,000,000 shares issued and outstanding 9,676,733 shares	96,767	96,767
Class B Common stock, $.01 par value-authorized 800,000 shares; issued and outstanding 544,671 shares	5,447	5,447
Additional paid in capital	12,435,800	10,730,276
Retained earnings (deficit)	(2,597,315)	(1,768,103)
Accumulated other comprehensive	45,135	848,268
Total stockholders’ equity	9,985,834	9,912,655

Total liabilities and stockholders’ equity	$196,226,623	$194,882,058

OTELCO, INC.

Consolidated Statements of Income

(Unaudited)

	Three months ended March 31,
	2004	2005
Revenues
Local service	$3,417,387	$3,643,645
Network access	4,112,923	5,729,307
Long distance and other telephone services	678,669	784,980
Cable television	437,929	496,118
Internet	480,331	1,373,045
Total revenues	9,127,239	12,027,095
Operating expenses
Cost of services and products	1,969,392	3,055,324
Selling, general and administrative expenses	1,630,512	1,813,170
Depreciation and amortization	1,553,691	2,365,206
Total operating expenses	5,153,595	7,233,700

Income from operations	3,973,644	4,793,395

Other income (expense)
Interest expense	(837,820)	(3,977,791)
Change in fair value of derivative associated with Class B common convertible to Class A common	—	277,783
Other income	47,639	273,477
Total other expense	(790,181)	(3,426,531)

Income before income taxes	3,183,463	1,366,864

Income tax expense	(1,126,946)	(426,920)

Income before accretion expense	2,056,517	939,944

Accretion of Class B common convertible to senior subordinated notes	—	(110,732)
Net income available to common stockholders	2,056,517	829,212

Weighted average shares outstanding:
Basic	8,054,841	9,676,733
Diluted	8,557,304	10,221,404

Basic net income per share	$0.26	$0.09

Diluted net income per share	$0.24	$0.06

Dividends declared per share	$—	$0.18

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